Exhibit 4.1

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Collaboration Agreement

This COLLABORATION AGREEMENT (the “Agreement”) is entered into as of September 25, 2012 (the “Effective Date”) by and among eLong, Inc., an exempted limited liability company organized under the laws of the Cayman Islands (the “Company”), eLongNet Information Technology (Beijing) Co., Ltd., a company organized under the laws of the People’s Republic of China (the “eLongNet”), Expedia, Inc., a company organized under the laws of Delaware (“Expedia” or “Investor Parent”), and Expedia Asia Pacific-Alpha Limited, an exempted limited liability company organized under the laws of the Cayman Islands (“Expedia Asia Pacific-Alpha” or “Investor”) and, for purposes of Article IV only, also by and among Beijing eLong International Travel Co. Ltd, Beijing eLong Air Services Co. Ltd, Egencia LLC, Hotels.com LP, EAN.com LP, Travelscape LLC, and VacationSpot S.L.

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WHEREAS, the Company, eLongNet, eLongNet Hi-Tech (Beijing) Co., Ltd. (“Hi-Tech”), IACT Asia Pacific Limited, an exempted limited liability company organized under the laws of the Cayman Islands (“IACT Asia Pacific”), and IAC/InterActiveCorp, a company organized under the laws of the State of Delaware, USA (“IAC”), entered into a Transaction Agreement (the “Transaction Agreement”) on July 22, 2004, and a number of subsequent cooperation and waiver agreements;

WHEREAS, IACT Asia Pacific changed its name to Expedia Asia Pacific-Alpha Limited (“Expedia Asia Pacific-Alpha”) and IAC has assigned its interest in the Transaction Agreement to Expedia;

WHEREAS, Beijing eLong Information Technology Co., Ltd., an affiliate of the Company, holds a license for internet content provision services, and Hi-Tech has been dissolved;

WHEREAS, the parties now wish to strengthen their commercial cooperation and to amend certain terms of the Transaction Agreement;

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto hereby covenant and agree as follows:

Article I. Amendments to the Transaction Agreement. The Transaction Agreement shall be amended as follows:

1.	Section 5.10(a) shall be deleted in its entirety and replaced with the following:

“(a) Until such time as Investor, Investor Parent or any Investor Affiliate (as defined below) directly or indirectly, in the aggregate ceases to hold more than a 15% economic interest in the Company, the acquisition of, and the entry into any Strategic Relationship (as defined below) with, a Competitive Business (as defined below) shall be subject to Sections 5.10(a)(1) and 5.10(a)(2). For the purposes of this Section 5.10, the Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan shall not be deemed to be a part of the PRC and, for the avoidance of doubt, AAE Travel Pte. Ltd shall be deemed an Investor Affiliate.”

2.	Section 5.10(a)(1) shall be deleted in its entirety and replaced by the following:

“(1) Investor Parent and the Company shall consult regularly regarding mergers and acquisition strategy and opportunities with respect to third parties which are Competitive Businesses, including prior to any proposed acquisition of, or entry into a Strategic Relationship with, any Competitive Business.

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3.	Section 5.10(a)(2) shall be deleted in its entirety and replaced by the following:

“(2) Investor, Investor Parent and Investor Affiliates shall not, without the prior consent of the Company (not to be unreasonably withheld), directly or indirectly (including without limitation through a series of transactions):

(A) acquire any business or entity engaged in a Competitive Business, unless the assets acquired that are attributable to the Competitive Business, on the date of closing of the acquisition, constitute less than 10% of the assets of, and the revenues for the most recent year that are attributable to the Competitive Business do not exceed 10% of the revenues for the most recent fiscal year of, either (I) such business or entity as a whole, including such Competitive Business, or (II) the Company; provided that if such revenues do in fact exceed either such 10% threshold, neither the Investor nor Investor Parent or any Investor Affiliate shall be deemed to be in breach by reason thereof unless the Investor, Investor Parent or Investor Affiliate has not divested or agreed to sell (and does sell) the portion of such business giving rise to such breach (but for this proviso) within the six (6) month period following the closing of said acquisition; or

(B) enter into any agreement whereby Investor Parent, Investor or an Investor Affiliate obtains an equity or other ownership interest equal to or greater than five percent (5%) in any business or entity (other than Investor, Investor Parent or an Investor Affiliate) engaged in a Competitive Business (any of the foregoing, a “Strategic Relationship”), unless the assets associated with such Strategic Relationship that are attributable to the Competitive Business, on the date of entry into such Strategic Relationship, constitute less than 10% of the assets of, and the revenues for the most recent fiscal year associated with such Strategic Relationship that are attributable to the Competitive Business do not exceed 10% of the revenues for the most recent fiscal year of, either (I) such Strategic Relationship as a whole, including such Competitive Business, or (II) the Company.”

4.	Section 5.10(a)(3) shall be deleted in its entirety and replaced by the following:

“(3) For the purpose of this Section 5.10: (A) “Competitive Business” shall mean the operation of a travel service in the PRC or otherwise marketing one’s own travel services specifically to PRC consumers; provided that, airlines, hotels, corporate travel agencies and metasearch firms (other than the “Adverse Persons” listed on Appendix 1 hereto) will not be deemed to be Competitive Businesses; (B) “Investor Affiliate” shall mean any business or entity in which Investor or Investor Parent, directly or indirectly, has the right or ability to direct or veto acquisitions or investments; and (C) “Metasearch” means a service that obtains rate data from multiple air or hotel suppliers, aggregates such data into an integrated offering, and then directs customer referral traffic to such travel services companies for booking.

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5.	Section 5.10(a)(4) shall be deleted in its entirety and replaced by the following:

“(4) Other than the restrictions set forth in this Section 5.10, Investor, Investor Parent and all Investor Affiliates shall be free to engage in any and all business activities in the PRC.”

Article II. Commercial Cooperation. Until such time as Investor, Investor Parent and Investor Affiliates in aggregate cease to hold more than a 15% economic interest in the Company, the following terms shall apply:

1.	Payments. Investor Parent shall make the following payments, each by wire transfer of immediately available funds to an account designated by the Company:

(a) On or prior to September 26, 2012, Investor Parent shall pay the Company the amount of seven-million US dollars ($7,000,000) (the “Initial Payment”).

(b) On or prior to November 15, 2015, Investor Parent shall pay the Company an amount as set forth in Appendix 2 of Expedia’s PRC Revenue for all room nights booked through or sold by Expedia PRC Booking Channels during the three-year period from October 1, 2012 through September 30, 2015 (the “Final Payment”). For the purpose of this Article II.1(b), (A) “Expedia PRC Booking Channels” shall mean Expedia Booking Channels (as defined below) which specifically market to PRC consumers, and shall exclude room nights booked through or sold by (regardless of the specific channel through which the room nights are booked through or sold by (e.g. call centers, mobile, desktop) (i) the Hotels.com brand, (ii) the Egencia brand, (iii) the Expedia Affiliate Network business (“EAN”) provided EAN books or sells such room nights through a third party owned and operated brand pursuant to a private label arrangement and not directly to PRC located consumers on its own behalf and (iv) Expedia Booking Channels owned by AAE Travel Pte. Ltd, and (B) “Expedia’s PRC Revenue” shall mean Expedia’s Revenue (as defined in Section 4(b) below) from transactions in which a customer (or other purchaser) meets any of the following criteria: (i) provides a PRC identification card, passport, mailing address, phone number (including but not limited to a phone number linked to a mobile application) or an email address including ‘qq.com’, ‘163.com’, ‘sohu.com’ or ‘.cn’, (ii) makes a booking from an IP address located in the PRC, (iii) makes payment or provides a payment guarantee with a credit card issued in the PRC or by a PRC bank, or (iv) is otherwise reasonably identifiable as a transaction originating from a consumer located in the PRC.

2.	Hotel Inventory Cooperation.

(a) The Company shall, and shall ensure that Company subsidiaries and domestic PRC entities (together, “Company Affiliates”) shall provide all eLong Hotel Inventory to Investor Parent and Investor Affiliates for display and booking via their respective websites, call centers, mobile applications, private label websites and affiliate programs, and other booking channels (each, an “Expedia Booking Channel”), each to the same extent, and subject to the same rules and restrictions (other than with respect to revenue share which shall be governed by Section 4 below), as the Company makes such eLong Hotel Inventory available for distribution on the eLong Booking Channels; provided, that the Company and Company Affiliates may withhold certain Hotel Inventory if such Hotel Inventory is (i) unique or otherwise proprietary to a particular brand and (ii) does not comprise more than 15% of all eLong Hotel Inventory, as measured by room nights sold. Investor Parent and Investor Affiliates (other than the Company and Company Affiliates) shall bear their own integration costs to facilitate receipt and distribution of eLong Hotel Inventory.

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(b) Investor Parent shall, and shall ensure that Investor Affiliates shall, provide all Expedia Hotel Inventory to the Company and Company Affiliates for display and booking via their respective websites, call centers, mobile applications, private label websites and affiliate programs, and other booking channels (each, an “eLong Booking Channel”), each to the same extent and subject to the same rules and restrictions (other than with respect to revenue share which shall be governed by Section 4 below) as Investor Parent, or the relevant Investor Affiliate, makes such Expedia Hotel Inventory available for distribution by more than one Investor brand (e.g. ‘Expedia’ or ‘Hotels.com’). For the avoidance of doubt, Investor, Investor Parent and Investor Affiliates are not required to make available any Hotel Inventory if such Hotel Inventory is (i) unique or otherwise proprietary to a particular brand and (ii) is not shared with any other Investor Parent or Investor Affiliate brand. The Company and Company Affiliates shall bear their own integration costs to facilitate receipt and distribution of Expedia Hotel Inventory.

(c) “Hotel Inventory” shall, subject to third party restrictions to the contrary (which the parties shall use reasonable efforts to minimize), include every type of hotel or other lodging product which is currently available or may become available in the future in any geographic jurisdiction, including without limitation agency, prepaid, opaque, last-minute, corporate, flash sale, groupbuy, membership, VIP, promotional, and other types of inventory, and shall also include all photos, descriptions and other content associated with such inventory. Hotel Inventory the third-party supply of which is contracted, directly or indirectly, by the Company or Company Affiliates shall be deemed “eLong Hotel Inventory”. Hotel inventory the third-party supply of which is contracted, directly or indirectly, by the Investor, Investor Parent or Investor Affiliates (other than the Company or Company Affiliates) shall be deemed “Expedia Hotel Inventory”.

(d) Without the prior consent of Investor Parent or the relevant Investor Affiliate, the Company and Company Affiliates shall not onward distribute Expedia Hotel Inventory outside of the PRC on a private label or other basis. Without the prior consent of the Company, Investor Parent and Investor Affiliates (other than the Company and Company Affiliates) shall not onward distribute eLong Hotel Inventory in the PRC on a private label or other basis. However, for avoidance of doubt, either party may market such Inventory under its own brands in such territories via CPC, metasearch or other link-off advertising products.

3.	Knowledge Sharing. The parties shall use reasonable efforts to: (i) facilitate and coordinate information and best-practice sharing across the functions and brands of Investor, Investor Parent and Investor Affiliates on the one hand and the Company and Company Affiliates on the other hand, including without limitation with respect to performance of each brand in the PRC; (ii) collaborate to identify opportunities for enhanced cooperation on negotiations, contracts and arrangements with third parties, in areas including, but not limited to: (1) the purchase of hardware, software, consulting and other services, (2) contracts with air, hotel and other travel product suppliers, and (3) contracts with entities acquired or invested in by Investor Parent or Investor Affiliates; and (iii) consult and share knowledge and expertise, as each may reasonably request, in areas set forth in Appendix 3 hereto. Such knowledge sharing will be on a most favored nation basis compared to the manner of collaboration between other Expedia, Inc. companies, subject to any applicable restrictions in third-party agreements; provided that Investor Parent and Investor Affiliates shall use all reasonable efforts to prevent or minimize such restrictions.

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4.	Revenue Share.

(a) For each eLong Hotel Inventory room night booked through or sold by an Expedia Booking Channel, the Company or Company Affiliate shall pay Investor Parent or the relevant Investor Affiliate a revenue sharing fee of eLong’s Revenue as set forth in Appendix 4 hereto. “eLong’s Revenue” shall be (i) in respect to any agency transaction, the amount of commissions and other revenues associated with the transaction actually collected by the Company or Company Affiliate from the applicable Hotel Inventory supplier, less any service fees, taxes or tax charges imposed directly on such commissions and/or any refund to such supplier with respect to such transaction, and (ii) in respect to any transaction where the Company or Company Affiliate is the merchant of record, the total amount actually collected from the customer for such transaction, less (A) any credit card merchant fees, service fees, taxes or tax charges imposed on or related to such transaction, (B) any refund to the customer with respect to such transaction, and (C) the amount paid by the Company (or Company Affiliate) to the applicable hotel supplier for such transaction. In addition, the Company or Company Affiliate shall pay Investor Parent or the relevant Investor Affiliate the pro rata portion of any additional, override, bonus or delayed commission or revenue earned on any type of Hotel Inventory (“Ancillary Hotel Revenue”) based upon the sale of such eLong Hotel Inventory through the Expedia Booking Channels.

(b) For each Expedia Hotel Inventory room night booked through or sold by an eLong Booking Channel, Investor Parent or the relevant Investor Affiliate shall pay eLong a revenue sharing fee of Expedia’s Revenue as set forth in Appendix 4 hereto. Investor Parent will ensure that EAN will use reasonable efforts to provide timely cooperation and commitment of development and other resources to the Company to support the onward distribution permitted by Section 2(d) above, and the Company will reimburse Investor Parent for such costs reasonably incurred without markup. “Expedia’s Revenue” shall be (i) in respect to any agency transaction, the amount of commissions and other revenues associated with the transaction actually collected by Investor Parent or the relevant Investor Affiliate from the applicable Hotel Inventory supplier, less any service fees, taxes or tax charges imposed directly on such commissions and/or any refund to such hotel supplier with respect to such transaction, and (ii) in respect to any transaction where Investor Parent or an Investor Affiliate is the merchant of record, the total amount actually collected from the customer for such transaction, less (A) any credit card merchant fees, service fees, taxes or tax charges imposed on or related to such transaction, (B) any refund to the customer with respect to such transaction, and (C) the amount paid by Investor, Investor Parent or an Investor Affiliate to the applicable hotel supplier for such transaction. In addition, Investor Parent or the relevant Investor Affiliate shall pay the Company or Company Affiliate the pro rata portion of any Ancillary Hotel Revenue based upon the sale of such Expedia Hotel Inventory through eLong Booking Channels.

(c) Where either party or its affiliates (the “Booking Party”) acts as merchant of record for bookings of Hotel Inventory provided by the other party or its affiliates (the “Sourcing Party”), the Booking Party shall remit the net rate payment to the Sourcing Party. The parties will consult and agree upon specific payment procedures with respect to the net rate payment to ensure that the merchant float continues to be managed by the Sourcing Party.

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5.	Reporting and Payment.

(a) The Company (or its reporting agent) will provide Investor Parent or the relevant Investor Affiliate with a monthly report listing (i) all eLong Inventory room night stays completed in such month booked through Expedia Booking Channels, (ii) eLong’s Revenue from such transactions, and (iii) if such monthly report covers the final month of a calendar quarter, an accounting of any Ancillary Hotel Revenue payable to Investor Parent or Investor Affiliates in such quarter. Investor Parent (or its reporting agent) will provide the Company or the relevant Company Affiliate with a monthly report listing (i) all Expedia Inventory room night stays completed in such month booked through the eLong Booking Channels, (ii) Expedia’s Revenue from such transactions, and (iii) if such monthly report covers the final month of a calendar quarter, an accounting of any Ancillary Hotel Revenue payable to Company or Company Affiliates in such quarter. The parties shall consult and agree on a separate, regular reporting and reconciliation procedure with respect to transactions for which they act as merchant of record for other party’s Hotel Inventory.

(b) After review by the receiving party, the monthly reports will be used as the basis for calculation and payments of revenue sharing fees, or confirmation that no such fees are payable. Revenue sharing fees shall be paid no later than thirty (30) days after the end of the month for which the relevant stay was completed.

(c) Recipients of revenue sharing fees will not be entitled to such fees resulting from transactions that are subsequently cancelled, refunded, charged back, disputed by the traveler, result from fraudulent or other unlawful activities, or for which payment is not received (collectively, “Void Transactions”). The parties hereto respectively may deduct and offset any revenue sharing fees previously paid to the other party for such Void Transactions from subsequent revenue sharing fees respectively owed to such party.

(d) All sums payable pursuant to this Agreement shall be inclusive of any Transaction Taxes imposed in connection with any such payment. The party receiving payments under this Agreement shall be entitled to deduct and withhold from any such payments any amounts with respect to taxes in accordance with applicable law. The parties shall cooperate (including by providing any necessary documentation) to reduce or avoid any such deductions or withholdings to the fullest extent permitted by law. “Transaction Taxes” means sales or turnover tax in any country, including but not limited to sales tax, use tax, excise tax, value-added tax, goods and services tax, consumption tax, business tax and similar taxes and charges.

Article III. Miscellaneous.

1. Except as modified by the terms of this Agreement, the Transaction Agreement remains in full force and effect in accordance with its terms. The provisions of Section 8 (Miscellaneous) of the Transaction Agreement, other than Section 8.5, 8.9 and 8.10 thereof, shall apply to this Agreement, mutatis mutandi, and such provisions are incorporated herein by reference.

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2. This Agreement constitutes the entire and exclusive agreement between the parties regarding the subject matter hereof, and supersedes all prior or contemporaneous oral or written agreements and understandings. This Agreement shall not expire unless agreed in writing by the parties hereto, and may not be modified in whole or in part except in a writing signed by a duly authorized representative of both parties. This Agreement may be signed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one and the same agreement.

Article IV. Prior Waivers and Agreements.

1. For the avoidance of doubt, this Agreement expressly supersedes and replaces the following agreements, each of which was valid and enforceable in accordance with its terms prior to the date of this Agreement:

a.	Waiver, dated November 13, 2007, between eLong Inc., eLongNet Information Technology (Beijing) Co. Ltd., Expedia, Inc. and Expedia Asia Pacific-Alpha Limited;

b.	Strategic Agreement for Cooperation in the PRC Corporate Travel Market, dated November 12, 2007, between eLong, Inc. and Egencia LLC (formerly known as Expedia Corporate Travel LLC);

c.	Waiver of Non-Competition Agreement, dated November 1, 2008, between eLong, Inc., eLongNet Information Technology (Beijing) Co. Ltd., Expedia, Inc., and Expedia Asia Pacific-Alpha Limited;

d.	Waiver of Non-Competition Covenant, dated June 29, 2012, between eLong, Inc. eLong, Inc., eLongNet Information Technology (Beijing) Co., Ltd., Expedia, Inc., and Expedia Asia Pacific-Alpha Limited;

e.	Profit Share Agreement, dated December 3, 2008, between Hotels.com LP and eLong, Inc.;

f.	Private Label Agreement, dated December 3, 2008, between eLong Inc., and Hotels.com LP; and

g.	Cooperation Agreement, dated December 2, 2010, between Hotels.com LP, EAN.com LP (formerly known as IAN.com LP), Travelscape LLC, VacationSpot S.L., eLong, Inc., Beijing eLong Air Services Co. Ltd., eLongNet, and Beijing eLong International Travel Co. Ltd.

2. For the avoidance of doubt, the following agreements will remain in full force and effect, except that Article II of this Agreement expressly supersedes and replaces the payment and revenue share provisions thereof:

a.	Affiliation Agreement, dated January 22, 2010, between eLong Inc., Beijing eLong International Travel Co. Ltd. and EAN LP (formerly known as IAN.com LP).

3. For the avoidance of doubt, the parties acknowledge that the following agreements have previously expired:

a.	Market Management Services Agreement, dated January 1, 2005, by and between eLongNet Information Technology (Beijing) Ltd. and Travelscape LLC; and

b.	Travel Distribution and Operating Agreement, dated April 13, 2006, between eLongNet Information Technology (Beijing) Ltd. and Expedia, Inc.

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4. All amounts incurred or payable to any party under the agreements referenced in Article IV paragraph 1 prior to the date hereof shall be paid within 30 days of the date of this Agreement, other than that portion of any payments whose value cannot currently be estimated and which shall be paid within 30 days after the value has been determined.

5. With respect to the Fulfillment Services Agreement, dated January 1, 2009, between Egencia LLC and eLong, Inc, (the “FSA”) the parties will consult in good faith to agree to an updated agreement or other arrangement within 30 days from the date hereof. Until an updated FSA agreement is executed or March 31, 2013, whichever is earlier, (i) Egencia and Company will continue to operate under the terms of the FSA as though it had not expired; (ii) Company acknowledges the compensation terms related to such services as set forth in the second sentence of Section 4 of Schedule 1 to the FSA have applied to all services performed since May 12, 2009; and (iii) Company will use reasonable efforts to provide timely cooperation and commitment of development and other resources to Egencia to support Egencia’s online tool development on top of the Company’s API, and Egencia will reimburse the Company for such costs reasonably incurred without markup. The updated FSA shall provide that any airline overrides collected by Company shall be subject to the overall revenue sharing arrangement. The other terms of the updated FSA shall be negotiated in good faith by the parties.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written above.

ELONG, INC.		EXPEDIA, INC.

By:	/s/ Guangfu Cui	By:	/s/ Mark Okerstrom
Name:	Guangfu Cui	Name:	Mark Okerstrom
Title:	Chief Executive Officer	Title:	Executive Vice President and Chief Financial Officer

ELONGNET INFORMATION TECHNOLOGY (BEIJING) CO., LTD.		EXPEDIA ASIA PACIFIC ALPHA LIMITED

By:	/s/ Guangfu Cui	By:	/s/ Mark Okerstrom
Name:	Guangfu Cui	Name:	Mark Okerstrom
Title:	Director	Title:	Director

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IN WITNESS WHEREOF, for purposes of Article IV only, the additional parties below have executed this Agreement as of the date written above.

Accepted and Agreed:

BEIJING ELONG INTERNATIONAL TRAVEL CO. LTD.		EGENCIA LLC

By:	/s/ Guangfu Cui	By:	/s/ Mark Okerstrom
Name: Guangfu Cui		Name:	Mark Okerstrom
Title: Director		Title:	Executive Vice President and Chief Financial Officer

BEIJING ELONG AIR SERVICES CO. LTD.		HOTELS.COM LP
By: Hotels.com GP LLC, its general partner

By:	/s/ Guangfu Cui	By:	/s/ Mark Okerstrom
Name: Guangfu Cui		Name:	Mark Okerstrom
Title: Director		Title: Executive Vice President and Chief Financial Officer

EAN.COM LP
By: Hotels.com GP LLC, its general partner

		By:	/s/ Mark Okerstrom
		Name:	Mark Okerstrom
		Title:	Executive Vice President and Chief Financial Officer

TRAVELSCAPE LLC

		By:	/s/ Mark Okerstrom
		Name:	Mark Okerstrom
		Title:	Executive Vice President and Chief
Financial Officer

VACATIONSPOT S.L.

		By:	/s/ Mark Okerstrom
		Name:	Mark Okerstrom
		Title:	Managing Director